Exhibit 99.2

     MTIC - Fiscal 2004 2nd Quarter and 6 Months MTI Technology Corporation
                       Financial Results Conference Call

                   Event Date/Time: Nov. 17. 2003 / 2:00PM ET


CORPORATE PARTICIPANTS
 Joyce Shinn
 MTI Technology - Manager of Investor Relations

 Thomas Raimondi
 MTI Technology - Chairman, President & CEO

 Todd Schaeffer
 MTI Technology - CFO



CONFERENCE CALL PARTICIPANTS
 John Gruber
 Gruber & McBaine Capital Management - Analyst

 John Hayes
 RBC Dain Rauscher  - Analyst

 Deimetrios Manthous
 Fechtor Detwiler) - Analyst

 Louis Peltier
 A.G. Edwards - Analyst

 Darwin Heath
 UBS Paine Webber - Analyst



PRESENTATION



--------------------------------------------------------------------------------
Operator


Good day, ladies and gentlemen, and welcome to the MTI Technology's 2004 second-quarter and six-months financial results conference call. (OPERATOR INSTRUCTIONS). Let's begin the conference call.


--------------------------------------------------------------------------------
 Joyce Shinn  - MTI Technology - Manager of Investor Relations


Hello. This is Joyce Shinn we will start the conference call to discuss MTI Technology's fiscal year 2004 second-quarter and six-months financial results. I would like to introduce Mr. Thomas Raimondi, Chairman, President and CEO, and Mr. Todd Schaeffer, CFO. A question-and-answer session will follow. Tom?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


Thank you, Joyce. I would first like to start off by reading our Safe Harbor statement. This presentation contains forward-looking statements including statements regarding the Company's expectations, goals or intentions regarding the future such as our expectations regarding consolidation and cost savings, our new commercial relationship with EMC Corporation, our backlog, our transition from a manufacturer to a solutions provider and our goals and expectations of revenue which are subject to change. The actual results may differ materially from those described in any forward-looking statements. In particular, there can be no assurance that MTI will improve revenues, achieve cost reductions or meet its goals and expectations. Important factors that may cause actual results to differ are set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ending April 5th, 2003. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise except as required by law or the rules of the NASDAQ.

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With that, I would like to thank you all for joining us for our Q2 financial results today. We have now completed two full quarters where the vast majority of our resources and efforts are focused on our EMC partnership, and I am very pleased to say that revenue is now growing again. In Q2, we reported revenues of
20.5 million, up 15 percent over the $17.8 million we reported just 90 days ago.

Our EMC-related product revenue grew by $3.8 million quarter over quarter, which is 145 percent increase from the preceding fiscal quarter. Clearly we are elated at MTI and that we are able to achieve that level of growth within our EMC product line, considering we are only two quarters into the relationship. Customer acceptance of the MTI-EMC relationship continues to grow with MTI selling over 20 new name account customers and over 40 percent of our product revenue in Q2 came from these new clients. This is a 300 percent increase quarter over quarter and the Company's best new name account performance in the past two years.

Over the past two years, we have struggled to get two or three new name accounts per quarter, and if we got three or four or five, we were thrilled. For us to get 20 new clients in a single quarter really reminds me of when the Company was performing at the $200 million mark back in the 1998, 99' and 2000 years, so again we are just very pleased.

Some of the new name accounts that we acquired in the past quarter are companies like J.H. Cohn, the Northrop Grumman Corporation, Rohm & Haas, British Union Providence Association, Verio Corporation, Merkle Direct Marketing to name a few. Most of these new name accounts on average (technical difficulty).

In addition to growing the revenue and accelerating our EMC partnership, the Company made significant strides in reducing our operating expenses. We reduced our net loss by $1.1 million from the previous quarter. The Company continues to fine-tune its operating model, and the reduction in expense is something that we will continue to see this quarter and the next as the Company has lowered its overall operating budget to really be much more in tune with the market that we are in today.

As we look to the future, let's talk a little bit about the current quarter. We came into Q3 with a backlog of approximately $2.1 million, which is pretty strong. Although it is early in our current quarter, I can say we are off to a very good start. We booked substantially more in the first month of this quarter than we did in the first month of last quarter or the first month of the previous quarter, which is very good for us. As in the past, we have historically been very back-end loaded. This quarter we are enjoying more revenue in the front-end, which makes us feel pretty good.

Based on our current forecast of worldwide revenues, I expect that we will continue to see consecutive growth in Q3 as well as consecutive growth in Q4. In Q3, we are looking to see revenues in the $23 to $25 million range, and in Q4, obviously we expect to grow beyond that.

Our ability to be profitable in Q3 will depend on us achieving revenues in the higher end of the range, much closer to 25 to 23, and for the margins to remain at Q2 levels. Continued revenue growth quarter over quarter is my biggest focus and the continued enhancement of our worldwide sales organization. During the past few months and quarter, we have added substantial resources to this organization. As recently announced, we have hired some very senior sales executives to our management team in the USA, all of whom are very seasoned storage solutions sales executives with experience ranging from a minimum of 10 years to several individuals that have over 20 years in the storage marketplace.

In the U.S., we finished Q2 with approximately 25 quota-carrying salespeople and six sales managers. In Europe, we recently increased our quota-carrying sales headcount by 30 percent to approximately 19. We also have three sales managers in Europe. As I mentioned earlier before, we hired more salespeople in the U.S. than we have in Europe because of employment laws. We see our European revenue basis being stable quarter over quarter. The Europeans have done a good job. We now believe it's time to start adding more headcount to the European marketplace so we can continue to grow the European revenue.

I feel that our current headcount is appropriate for MTI's sales organization today to continue to have consecutive growth quarter over quarter and achieve revenues in the high $20s, low $30 million range by the end of our fiscal year. In areas for the Company that we are also focused on right now is the backup marketplace. The backup marketplace represents a significant opportunity for MTI to increase revenues, especially now that EMC has completed its purchase of Legato Systems. Backup has represented as much as 40 percent of our product revenue in the Company's heyday when we were doing in the $200 million range. In Europe, our backup business today represents approximately about 35 percent of product revenue, which I think is an appropriate product mix.

However, in the U.S. in Q1 and Q2, our backup business really represented between 12 and 18 percent of product revenues, which is low. The good news there is I see a tremendous opportunity for us to work aggressively with EMC Legato and our tape library partners to increase our overall backup market share as we continue to increase our total top line product revenue.

To summarize, revenue grew by 15 percent quarter over quarter. We had a substantial increase in our EMC product revenue, an increase of $3.8 million quarter over quarter. We had the best new name account quarter in the past two years, over 20 new name accounts. We continue to

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modify our infrastructure costs, and we had quarterly cost reductions of $1.1 million. And it is my expectation that we will grow the business at least 15 percent quarter over quarter in the current quarter and have growth beyond that in Q4.

With that, Todd, I would like you to walk us through some more of the numbers, and then we would like to encourage everyone to ask questions after Todd gets done.


--------------------------------------------------------------------------------
 Todd Schaeffer  - MTI Technology - CFO


 Thank you, Tom. We're beginning to realize the benefits of our EMC partnership and new business model. Q2 revenues were in line with prior guidance and represent a 15.5 percent increase from the preceding fiscal quarter. Q2 operating expenses were 14.4 percent lower than the preceding fiscal quarter. These two factors allowed us to reduce our second quarter operating loss by 30.6 percent from the preceding fiscal quarter and by 52.3 percent for the six-month period ended October 4th, 2003 as compared to the same period of the prior fiscal year.

Now I would like to discuss in greater detail the results of operations for the Company's second quarter ended October 4, 2003, the six-month period ended October 4, 2003 and the balance sheet as of the same date. Total revenue for the second quarter of fiscal 2004 was $20.5 million compared to $17.8 million for the preceding fiscal quarter and $22.3 million for the same quarter of the prior fiscal year. Total revenue for the second quarter of fiscal 2004 was comprised of 54.6 percent product revenue and 45.4 percent service revenue. In the preceding fiscal quarter, the composition of total revenue was 46.8 percent product revenue and 53.2 percent service revenue. In the same quarter of the prior fiscal year, total revenue was comprised of 49.9 percent product revenue and 50.1 percent service revenue.

Product revenue was $11.2 million in the second quarter of fiscal 2004 compared to $8.3 million in the preceding fiscal quarter and $11.1 million in the same quarter of the prior fiscal year. The $2.9 million increase over the preceding fiscal quarter represents a 34.6 percent increase. The increase in product revenue was driven primarily by an increase in EMC-related hardware and software sales. EMC product revenue accounted for 57 percent of total product revenue in the second quarter of fiscal 2004 with EMC-related revenue increasing by 145 percent from the preceding fiscal quarter. The remaining product revenue was comprised of proprietary MTI products and third-party backup and software products. We believe that EMC-related product sales product sales will continue to increase quarter over quarter both in total dollars and as a percentage of total product revenue. The increase in product revenue, total revenue and specifically EMC-related revenue is a strong indicator that customers are embracing our new strategy.

Service revenue was $9.3 million the second quarter of fiscal 2004 compared to $9.5 million the preceding fiscal quarter and $11.2 million the same quarter of the prior fiscal year. The decline in service revenue from the prior fiscal year is primarily related to a change in product mix. During fiscal 2003, we sold more proprietary products with service contracts that uplifted the standard 5x9 on-site warranty to 7x24 warranty. In contrast, EMC-related products are sold with standard on-site warranties of 7x24, thus eliminating our ability to record additional service revenue during the warranty period.

Additionally in the second quarter of fiscal 2003, we sold more backup-related products, which typically are sold without an on-site warranty. The absence of a warranty allows us to sell maintenance contracts and record service revenue immediately after the products are delivered. We continue to refine our business model, and we believe our ability to increase the amount of high margin service deliverables, such as professional services and software maintenance, is a key determinant of the Company's future success.

Gross margin for the second quarter of fiscal 2004 was 21.6 percent compared with 26.4 percent for the preceding fiscal quarter and 31.5 percent for the same quarter of the prior fiscal year. Product margin for the second quarter of fiscal 2004 was 14.9 percent compared with 19.5 percent for the preceding fiscal quarter and 28 percent for the same quarter of the prior fiscal year.

The decline in both the gross margin and product margin percentages from prior year is in line with management's expectation given the shift in strategy from a manufacturer to a storage solution provider. It is important to note that at current revenue levels the impact of profitability from the decline in the gross margin percentage is more than offset by the positive effects of eliminating resource and development costs and significantly reducing marketing and general and administrative expenses.

Service margin for the second quarter fiscal 2004 was 29.5 percent compared with
32.4 percent for the preceding fiscal quarter and 35.0 percent for the same quarter of the prior fiscal year. The reduction in service margin percentage is due primarily to reduced service revenues coupled with relatively fixed service delivery costs. Operating expenses were 6.2 million for the second quarter of fiscal 2004 compared to 7.2 million for the preceding fiscal quarter and 7.9 million for the same quarter of the prior fiscal year. The reduction in operating expenses is due primarily to the elimination of research and development costs. Research and development costs were .8 million the preceding fiscal quarter and .8 million in this same quarter of the prior fiscal year.

As previously discussed, the recent shift in strategy to a storage solutions provider allowed the company to eliminate or significantly reduce certain costs associated with a developer manufacture business model. Operating expenses were
30.2 percent of revenue for the second quarter of

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fiscal 2004 compared with 40.7 for the preceding fiscal quarter and 35.4 percent for the same quarter over the prior fiscal year. For the second quarter of fiscal 2004, the Company recorded a net loss from operations of 1.8 million compared to an operating loss of 2.5 million for the preceding fiscal quarter and .9 million for the same quarter of the prior fiscal year. The reduction in the operating loss from the preceding fiscal quarter represents a .7 million or
30.6 percent reduction. This improvement is due to a $1 million decrease in operating expenses partially offset by a .3 million reduction in gross margins.

The net loss for the second quarter of fiscal 2004 was 1.7 million or 5 cents per share compared to a net loss of 2.9 million or 9 cents per share for the preceding fiscal quarter and net income of $0.1 million or 0 cents per share for the same quarter of the prior fiscal year. Total revenue for the six months at fiscal year 2004 was $38.3 million compared to $40.4 million for the same period of the prior fiscal year, a decrease of $2.1 million or 5.2 percent.

Product revenue for the first six months of fiscal year 2004 was $19.5 million compared to $18.3 million for the same period of the prior fiscal year to $1.3 million or 6.9 percent. Service revenue for the first six months of fiscal year 2004 was $18.8 million compared to $22.0 million for the same period of the prior fiscal year, a decrease of $3.2 million or 15 percent. The change in product and service revenues during the first six months of fiscal 2004 compared to the same period of the prior fiscal year is due in large part to factors previously discussed.

The gross margin percentage for the first six months of fiscal year 2004 was
23.8 percent compared to 20 percent for the same period of fiscal year 2003. During the first six months of fiscal 2004, the Company reported access and obsolete inventory charges of $0.5 million compared to $4.3 million during the same period of the prior fiscal year. Adjusting for these inventory-related charges, gross margin percentages would have been 25.1 percent for the first six months of fiscal 2004 and 30.6 percent for the same period over the prior fiscal year. As previously discussed, the normalized decline in gross margin percentage was expected and is primarily the result of the Company's shift in strategy.

Operating expenses for the first six months of this year 2004 were $13.4 million compared to $19.5 million for the same period of the prior fiscal year. During the first six months of fiscal 2004, the Company reported a $0.3 million credit to restructuring expense compared to a charge of $1.0 million during the same period of the prior fiscal year. Adjusting for these restructuring charges, operating expenses would have been $13.7 million for the first six months of fiscal 2004 and $18.5 million for the same period the prior fiscal year. The reduction in operating expenses was due mainly to a $2.8 million reduction in research and development costs, a $1.1 million reduction in sales costs, and a $0.9 million reduction in general and administrative costs.

During the fourth quarter of fiscal 2003 as part of the Company's shift in strategy, we relocated the Company's headquarters to a smaller facility, which reduced ongoing quarterly rent, utilities, depreciation and property tax expenses by approximately $0.3 million. Total Company headcount decreased by 13 percent from the end of the second quarter of fiscal 2003 to the end of the second quarter of fiscal 2004. Worldwide headcount totaled 280 employees at the end of the second quarter of fiscal 2004.

The operating loss and net loss for the first six months of fiscal 2004 were $4.3 and $4.6 million respectively compared to an $11.5 million operating loss and $10.4 million net loss for the same period of the prior year. Adjusting for excess and obsolete inventory charges, restructuring charges, foreign currency gains and losses and a gain from the sale of an investment in common stock in the first quarter of fiscal 2003, the operating loss and net loss for the first six months of fiscal 2004 would have been $4.0 million and $4.3 million respectively compared to a $6.1 million operating loss and a $6.1 million net loss for the same period of the prior fiscal year.

Finally, I would like to discuss significant balance sheet accounts as of October 4, 2003 at the end of our second quarter. The Company had cash and cash equivalents of $3.5 million and unrestricted cash available under its line of credit of $5.0 million. The line of credit does not contain any covenants tied to performance and is scheduled to expire on June 30, 2004. Accounts Receivable increased by $5.5 million to $18.0 million related to an increase in the size, number and timing of transactions during the second quarter of fiscal 2004 compared to the preceding fiscal quarter. Although the Accounts Receivable balance has increased significantly, 88 percent of the Accounts Receivables are less than 60 days old.

Bad debt expense was $.017 million during the second quarter of fiscal 2004 and $.037 million for the first six months of fiscal 2004. Inventories decreased by $2.0 million during the second quarter of fiscal 2004. $0.5 million of this reduction was related to a charge for excess and obsolete inventory related to both logistic and held-for-sale inventories. As of quarter-end, the net book value of held-for-sale inventory totaled $2.5 million or 40.4 percent of total inventories, and the net book value of logistics inventory totaled $3.7 million or 59.6 percent of total inventory. Deferred income decreased by $0.8 million during the second quarter of fiscal 2004 primarily due to the aforementioned change in product mix and warranty attributes.

I will now give the call back to Tom for further comments and questions.


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 At this point, we would like to open the call up for your questions please.

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QUESTION AND ANSWER


--------------------------------------------------------------------------------
Operator


 (OPERATOR INSTRUCTIONS). John Gruber, Gruber & McBaine Capital Management.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst


 You might have addressed this, but you went over it so fast. Product gross margins were only 15 or 15.5 percent -- I am just highballing it -- in the quarter. Where will they be this quarter, and what is your goal here on product gross margins given the changing mix?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Our expectation is that we should see product margin in the high-teens. I expect to see product margins grow this quarter. We did write some inventory down last quarter. So whenever you write inventory down, that hits product margin directly. I don't expect we will have any write-offs.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management  - Analyst


 What was the write-off for this quarter?


--------------------------------------------------------------------------------
 Todd Schaeffer  - MTI Technology - CFO


 In total, it was about 500,000.


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 $500,000, so that is just a pure margin hit.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management  - Analyst


 That is 4.5 percent by itself.


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 That is why we're saying high-teens, low 20s. As we model our business, that is really where we have been modeling it.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst


 So you are where you are going to be? You are not improving any?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Well, we think there is maybe a little bit of improvement based on product mix, but we don't expect to see a lot of product write-offs going forward.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management  - Analyst


 But the EMC margins are around 20, is that correct?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO

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 Yes, they are.


--------------------------------------------------------------------------------
Operator


 John Hayes, RBC.


--------------------------------------------------------------------------------
 John Hayes  - RBC Dain Rauscher  - Analyst


 I read an impressive release -- this was last week -- that you hired (inaudible) key and experienced people. I assume that they came on in the past 20 or 30 or 40 days. I was just curious as to how long does it take them to learn the new products and to sell the new products, and when will that be filled?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Well, John, we have brought a variety of people into our organization. We recently brought a gentleman by the name of Steve Coenson in the organization. Steve had worked with MTI before. Steve has experience in the EMC reseller channel marketplace. Steve is running a big portion of our sales organization right now. We expect to see quite honestly, John, some immediate results from his joining the Company. This quarter our Southeast business has not in the past been performing to the level we would like it to be, and we believe with Steve taking over that area we will see an increase in revenue this quarter.

We brought Rick Ruskin back. Rick ran our U.S. sales organization for a number of years. He is one of the key executives to really help us get into the $200 million mark. Now Rick has only been on board roughly 40 days, and Rick runs our marketing organization, has sales budget responsibility, total overall revenue responsibility. We expect to see again a pretty immediate impact from Rick.

In the past four months, John, we brought Bob Goetz to rejoin the Company. Bob was one of the founders of MTI. Bob built the original MTI sales organization driving revenues from zero to $100 million in four years. Bob runs our Western United States sales organization. Bob has brought back other several key sales executives, all with just world-class selling resumes, most of whom have long extensive backgrounds in selling storage. So we really expect to feel the positive impact of them pretty quickly.

Bob is a responsible for helping drive some of the increase in revenue that we saw from Q1 from Q2. His team will grow from quarter over quarter, the Southeast will grow quarter over quarter with Steve here, and I have a great expectation that total revenue with Rick here will start to grow quarter over quarter consecutively as I have previously talked about in the call.


--------------------------------------------------------------------------------
 John Hayes  - RBC Dain Rauscher - Analyst


 And these salesmen they are coming from areas and with contacts I would suppose that you could possibly get some new business from all of this?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Absolutely. They have a variety of different relationships, most at the CIO level. We've got a few new name accounts already this quarter, which is one of the reasons why we are off to a good start based on the relationships they bring to the Company.


--------------------------------------------------------------------------------
 John Hayes  - RBC Dain Rauscher  - Analyst


 Congratulations. It seems like it seems like you guys are really turning it around. Maybe if you get out and tell the story, it sounds like a good story.


--------------------------------------------------------------------------------
Operator


 (OPERATOR INSTRUCTIONS). John Gruber.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst

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 Service, is that going to continue to deteriorate? Where do you expect your service to be four quarters from now?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Right now, we expect to see service flattening out. John, it is tier steps a little bit. What about $9 million -- well, we expect to about $9 to $9.5 million in the third quarter in services worldwide down. Probably $500,000 from this quarter. We expect it to then flatten out for the next several quarters.

And then really depending on product mix, professional services is an added depth component of our service business, and as product revenue grows, especially the EMC product revenue, professional services revenue grows along with it. So what you have seen is a little bit of a deterioration in the contract maintenance, and that is a little partially because we have been swapping out some of our older sites and selling the customers EMC CLARiiONs and in a few cases some Symmetrix CMX machines.

So for the next couple of quarters, we are estimating service revenues will be in the $9 million range. And then the model that we have in place is really one whereby we believe that professional services, which carries a pretty high margin for us, will start to step in and shore up the service business on a continuing basis.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst


 Do you have service on the EMC business?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Pardon me. Do we do the service on the EMC business?


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst


 Do you get service out of that?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes. We buy the product with a return to factory warranty, and MTI is an authorized EMC service partner. We are an authorized EMC professional service provider, and we are part of EMC's authorized enabled service network. So we service almost everything that we sell.

For instance, we install, maintain all the CLARiiONs that we sell. We do all the professional services associated with the CLARiiON implementations and all of the backup. The only product that we are currently not maintaining directly would be the EMC Symmetrix product line because we don't expect to sell that many of them, and it does not make economic sense for us to spare and train on something we think we will only sell a handful of, whereas the vast majority of our products from EMC worldwide is CLARiiON. We have actually sold a few NS 600s and we expect to sell some Centeras, all of which we service and install and do the PS on and own the maintenance contract.

So in years three and four, we get a great annuity. Most of the product we sell today has a two-year warranty other than the software. The software comes with a ninety-day warranty. So day 91 we collect maintenance from the customer on EMC software, and about a third of the product revenue that we sell associated with EMC, a third of that is software. Starting months 25 going forward, we will be offering the customer maintenance contracts, and we expect to sell those at a probably 12 percent of list price, which is about the going rate today.


--------------------------------------------------------------------------------
 John Gruber  - Gruber & McBaine Capital Management - Analyst


 Very good explanation. The answer is as revenue goes up 91 days and 25 months from now, the maintenance goes up on the EMC product?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes, sir.

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--------------------------------------------------------------------------------
Operator


 Demetrios Manthous, Fechtor Detwiler.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fechtor Detwiler - Analyst


 I was just wondering could you clarify how with this new strategy how you differentiate yourselves from other resellers of EMC gear?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President & CEO


 I would be happy to. The vast majority of resellers out there -- first of all, let's just talk -- there are really different classes out there. There is Dell, and Dell sells mostly in what I will say NT environments where the customer is looking to buy lots of servers. So if it is a big server consolidation sale, you will see Dell out there, and we may or may not compete with them. There is Unisys. They sell it when it is associated with their product, and there is other what we will call classic OEMs.

In the marketplace today, there are not a lot of people like MTI, other than I would like to say EMC in that MTI offers our customers and our biggest value-added is that we provide a turnkey full-service solution, where we use the CLARiiON architecture as a backbone to a much greater larger solution that the customer is buying. The customer is not buying hardware; the customer is not buying software. The customer is buying a problem to a business. Whether that problem is their exchange service needs to runs faster, the need to consolidate a bunch of exchange servers, or their Oracle database is not running as fast enough, or they need to reduce their backup window from 10 hours to two hours a night, we really sell the solutions. We offer the full complement from the entire networking infrastructure to the software to the backup to the online storage to the secondary storage, and most importantly, we offer a direct end-user professional services and on-site services umbrella that manages and is really one single point of infrastructure.

Other resellers today in the marketplace, they are really service brokers. They offer different pieces of hardware, and then they broker a half a dozen independent service relationships, and then when the sale is completed, the end-user is stuck with half a dozen pieces of component sold by one person or two people, but three or four or five or six different service organizations. God forbid something breaks at 2:00 in the morning. Who do they call? In our world, they call us or they call the CPU vendor. So we really provide a very strong service umbrella and a heritage of understanding mission critical environments.

Again, if you look at MTI and you compare us to other folks in the marketplace, for the past fifteen years, we have been selling very high-end mission critical systems to people where using an analogy it takes years to break into the account, if you screw it up, you are out in the street in a few minutes. If you look at the list of accounts that buy from us, we have some of the biggest, most prestigious names in the industry. People like France Telecom, BellSouth, Alcatel, some of largest law firms in America, Willkie, Farr & Gallagher, Dewey Ballantine, Weil Gotshal & Manges, those folks buy from us not because of price but because of services and our ability to understand the business problem and implement an elegant solution that works consistently with great service.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fechtor Detwiler - Analyst


 But with some of those big trophy accounts that you just mentioned, do you sometimes get into channel conflicts with this new relationship with EMC?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 We have a tremendous partnership with EMC, and I have to say EMC really has their act together as far as defining a channel in the marketplace. We work hand-in-hand with them. Now we have a unique relationship with EMC. We at MTI chose to exclusively partner with EMC for storage. Therefore, unlike many of their partners who sell what I call flavor of the quarter, we are 100 percent focused on the EMC storage solution. Therefore, EMC views us as a natural extension of their salesforce. We are non-competitive. We can be in all these trophy accounts, and it is just like EMC having an end-user salesperson there who is highly qualified backed by a highly qualified professional services and field service organization.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fector & Detwiler - Analyst


 Regarding salespeople, I think you said 25 salespeople here in North America?

--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes and about 19 in Europe today.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fechtor & Detwiler - Analyst


 Where was that at, say, June 30th that number?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 At June 30th, it was probably low 20s. It has peaked as high as probably 29. So like any organization, you are weeding out and trying to make sure you have got the best, so you hire a few more and you cut the bottom, and you hire a few more and you cut the bottom.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fechtor & Detwiler - Analyst


 Where do you see it a year from now in terms of quota-carrying sales goals?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 My goal is for us to get to the numbers we would like to get to, and we need to be substantially larger than we are today. We really need to be in the 50/60 range domestically, in the '30s in Europe. We have a lot of people to add. However, one of the things that we are really focused on which is why we have loaded up a little bit more in sales management in the U.S. than one might say our ratio is a little top-heavy today, you need to have great managers, to have great salespeople. So we have invested in some great sales management. We are in the process of getting our dollars per salesperson up.

In Q3, we will start to see what I will call reasonable dollars per man. However, we should be averaging $600,000 per salesperson domestically. We are not there. We are not quite -- we're a little bit better than half that right now. So we can double the U.S. revenue with just the current headcount.

Now in reality, it never quite happens that way. Typically 40 percent of the organization sells to the vast majority, and you are always trying to fix the bell curve. So what we are doing right now is making sure we have the best people within the organization. You will continue to see us add salespeople in the U.S. and add salespeople in Europe. The employment laws in Europe make it very punitive, though, if you make a bad hire. So we add salespeople slower in Europe. We are going to people a little bit more aggressively in the U.S. Of course, we have the flexibility that after 120 days if we made a bad hire, we can rotate that headcount and bring someone new in.

EMC has been very supportive by the way in helping identify great salespeople to MTI, and they have been a good partner in helping us attract sales talent.


--------------------------------------------------------------------------------
 Demetrios Manthous  - Fechtor Detwiler - Analyst


 Lastly, do you guys have enough cash and credit to pursue this strategy?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes, we do. Later this quarter we will talk about cash. We have some positive things happening we believe in the not too distant, which will be nondilutive to the organization and bolster our cash capability.


--------------------------------------------------------------------------------
Operator


 Louis Peltier, A.G. Edwards


--------------------------------------------------------------------------------
 Louis Peltier  - A.G. Edwards - Analyst

 Good afternoon, gentlemen, and congratulations on your progress. Part of the questions that I had have been answered as you were talking with your relationship with EMC. I really appreciate the way you talk about a turnkey solution and one source responsibility because I think that is really what customers are looking for.

I don't understand one part of it, though. I recognize that for a while there a number of people were -- I don't know if I would say chastising or criticizing EMC for the lack of success they have had with the CLARiiON line because that CLARiiON line in the trade, from the people I talk to anyway, is very very well-respected. And when you tell me a good portion of your revenue comes from CLARiiON, it makes me wonder, of course, does your partnership with EMC allow you to go beyond the CLARiiON line to sell larger systems? Is your effort only to go toward the middle market, which I think and correct me if I am wrong, is CLARiiON really a middle market products?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Let's talk about the EMC product line. I spend a lot of time at EMC. I have spent a lot of time with their engineering organization. I know their product roadmap intimately. I will talk you about what publicly -- first of all (multiple speakers)


--------------------------------------------------------------------------------
 Louis Peltier  - A.G. Edwards - Analyst


 That came from Data General, didn't it, the CLARiiON line?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 It is not the same machine. I will talk in two terms. First of all, last quarter by the way we sold two large Symmetrix DMX boxes in excess of $1 million. We are selling Symmetrix. However, when you sell a Symmetrix, it is a very long-term sales cycle, and we do have several of those that we are focused on right now, but it is not our principal focus.

EMC has invested extensively in the CLARiiON product line today, and there are many components between a CLARiiON and Symmetrix that are interchangeable. Unless you are buying and you need an IBM mainframe connection and unless your application requires the highest throughput and highest reliability, meaning that I need to run an Oracle database as fast as I can and should I suffer multiple points of failure, I still don't want to suffer any performance lost. Not loss of data, okay but loss of access to data, but just performance lost. They need to do 10,000 Oracle transactions per second, and if I lose two or three channels, I don't want to know about it. That is why you would buy a Symmetrix, very high-end very resilient and offers the customer the highest levels of service in the industry today.

A CLARiiON CX 600 rivals anything in the marketplace today from a performance reliability, softer feature function. It sits right on top of I would say an entry-level or even mid-range Symmetrix today. With the advent of the large SANs that you can build around the Brocade architecture or McData architecture, today one can take a couple of racks of CX 600s for less money and put together a very resilient, very high-performance, very robust network.

Now there is some specialized software like synchronous data replication that you cannot quite get today on a CLARiiON. You can still get data replication, just not quite as fast. So the products are matching up pretty close to each other, so really it comes down to service availability and service availability associated with performance and whether or not you need an IBM mainframe connection that are the real differentiations between a Symmetrix box and a CLARiiON.

Both are phenomenal products, and we built our own product here for 15 years. The CX 600 in my mind blows away anything we ever designed and blows away the vast majority of the products we see on the marketplace, which is why when people came to me and said, God, Tom, you looked at Hitachi, you looked at Compaq Net Apps, you looked at everybody out there. Why did you do it, not just do a deal with EMC, but do a deal with EMC on an exclusive basis? We did it because we know storage, we understand their future architecture. We know what they got in play today, and I have got to tell you they have a helluva product line right now and more to come.


--------------------------------------------------------------------------------
 Louis Peltier  - A.G. Edwards - Analyst


 Tom, do sell against the Iceberg from StorageTek and the high-end products from Hitachi and IBM?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes, we do.

--------------------------------------------------------------------------------
 Louis Peltier   - A.G. Edwards - Analyst


 Those are the main players, right?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO

 We see Hitachi in the marketplace. We see Sun, HP/Compaq. For some reason, we have never -- not never -- we rarely compete against StorageTek rarely. In my entire career at MTI systems -- 15 years -- we have rarely competed with StorageTek at a disk level. In today's marketplace, we are competing mostly against Network Appliance, Sun, HP. We compete against the IBM FASt product from time to time.

If you look at our attached rate, our attached rate today is HPOX (ph) Solaris Windows environment mixed together with a little bit of AIX. So we have not really spent a lot of time trying to penetrate the X marketplace. It is specifically more associated with an IBM mainframe environment, and since MTI never went after the IBM mainframe attached marketplace, our horizon is high-end of the midrange. (inaudible) glasshouse data centers, high end of the midrange, I would say entry-level quote enterprise.


--------------------------------------------------------------------------------
 Louis Peltier  - A.G. Edwards - Analyst


 Is that where the most growth is?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 The most growth today according to IDC, IDC says the growth is in the midrange marketplace. People making storage purposes between 50,000 and 500,000. That is approximately a $9 billion marketplace with scheduled to grow at approximately 15 percent quarter-over-quarter and that is really our sweet spot, and that is what we're focused on.


--------------------------------------------------------------------------------
 Louis Peltier  - A.G. Edwards - Analyst


 Thanks very much for your help and congratulations again on the quarter.


--------------------------------------------------------------------------------
Operator


 (OPERATOR INSTRUCTIONS). Darwin Heath, UBS.


--------------------------------------------------------------------------------
 Darwin Heath  - UBS Paine Webber - Analyst


 Congratulations, gentlemen. You really seem to be turning this around. A very smart decision from a strategic standpoint. It looks like the numbers are beginning to come in.

Two questions. With those trophy clients like the France Telecom, Alcatel, BellSouth and so on, what kind of revenues can you expect, and how quickly can that add to your overall business? Two, could you make a slight comment on your change from KPMG to Grant Thornton on the accounting side?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 First, let's talk on the accounting side. We have only very positive things really to say about KPMG. Our decision really to change from KPMG was one of economics. I went out and did a study of companies our size in the technology marketplace, companies with our cap size, and the fees paid. Unfortunately the fees we were being charged -- I don't make the decision -- but the Chairman of our Audit Committee felt that the fees being charged MTI were excessive relative to our size and the amount of efforts we believe associated.

So like all companies we went out for bid. We interviewed a half a dozen accounting firms, and our Audit Committee and ultimately the Chairman of our Audit Committee felt that Grant Thornton offered us the best services at the appropriate price relative to our Company. We are constantly looking at professional fees paid out there to try to make sure that we drive the best of value for our shareholders.

--------------------------------------------------------------------------------
 Darwin Heath  - UBS Paine Webber - Analyst


 That makes a lot of sense, but are they going to be scalable as you grow?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Yes, they are. They are absolutely a national organization, and we have great confidence, and that was one of the things that we looked at. Our multiyear approach growth within the business. We have had long discussions with a multi-quarter process. It is not something that one does every night.

So let's talk about large accounts. We have seen some business from some of our large accounts. For instance, France Telecom in our second quarter contributed $1 million to the Company's revenue. We would expect in France Telecom every year has been a large contributor of revenue to MTI. It is hard for me to predict having not met personally with France Telecom recently what their buying patterns will be this year, but we would continue to expect to see good revenue from them.

BellSouth has been a long-term MTI account. We would continue to expect to see good revenue from them. Over probably a six-year period, they have purchased approximate $30 million worth of product from us. They have budget cycles that typically start up around the calendar year without really divulging people's budgeting purposes, which we don't think is appropriate, all I can say is they have been a great customer. We expect them to continue to be a great customer for MTI.

All of these accounts that I have mentioned have consistently purchased from MTI. All of them appear to embrace the MTI EMC partnership. Many of them encouraged us over the last couple of years to no longer manufacture our own product line as they felt we had become a little boutique and that we should really go out and really partner with what they would call a name brand. We chose EMC because we felt it was the best match for us and for our clientele base, and based on the 20 new name accounts that we got and the fact that our EMC product revenue jumped by $3.8 million quarter-over-quarter, I feel that I made the right choice.


--------------------------------------------------------------------------------
 Darwin Heath  - UBS Paine Webber - Analyst


 It sounds like it. Are you still receiving any royalties from licensing or technology to EMC the way you used to?


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 No, we are not.


--------------------------------------------------------------------------------
Operator


 There are no further questions at this time. Mr. Raimondi, please proceed.


--------------------------------------------------------------------------------
 Thomas Raimondi  - MTI Technology - Chairman, President, & CEO


 Again, I would like to thank everybody for their participation. I especially thank all of you for your calls and allowing us the opportunity to further talk about the business. We look forward to a good quarter in our Q3. We look forward to consecutive growth this quarter and next, and we look forward to talking to you not to far out.

Thank you for your time today. Goodbye.

--------------------------------------------------------------------------------



Operator

 This concludes your MTI Technology's fiscal 2004 second-quarter and six-months financial results conference call. Thank you for your participation today. You may now disconnect.

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                                 Page 12 of 13

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